Exhibit 10.5



                          AGREEMENT AND GENERAL RELEASE
                          -----------------------------

          NYMAGIC, INC., New York Marine And General Insurance Company, Gotham Insurance Company, Mutual Marine Office, Inc., Mutual Marine Office of the Midwest, Inc. and Pacific Mutual Marine Office, Inc. (collectively referred to throughout this Agreement as "Employer") and Paula-Jane Seidman, her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Employee"), agree that:

          1. Last Day of Employment. Employee's last day of employment with Employer is June 7, 2002.

          2. Consideration. In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer agrees:

                a. to pay Employee the equivalent of one year's salary, $162,500 (One Hundred Sixty Two Thousand Five Hundred Dollars and No Cents),
less lawful deductions, to be paid out by direct deposit over one year in installments coinciding with usual semi-monthly payroll of Employer, except that the first portion of the one year salary (for the period from June 8, 2002 through the payroll period immediately preceding expiration of the revocation period) shall be paid in a lump sum, less lawful deductions, by direct deposit within ten days after the end of the revocation period;

                b. to continue Employee's medical, dental and prescription insurance for one year, deductions for said benefits to be taken out of semi-monthly and lump sum installments described in subsection 2(a), above. Employee's contribution shall be no greater than employee's contribution would have been if she were still employed by the Employer;

                c. to commence the period of Employee's receipt of COBRA on June 8, 2003, at the end of the salary continuation period at her own expense;

                d. to provide Employee with outplacement services with Drake, Beam and Morin in the Senior Executive Program for the period of six months, to commence at Employee's option at any time within two months after the end of the revocation period. After six months, Employer has the right to evaluate Employee's use of said services, and thereafter, Employer may extend outplacement services on a month-to-month basis for the period of up to one year, at the Employer's discretion. If Employee obtains employment at any time during the one year period, Employee shall be obligated to inform Employer within five days of accepting an offer of full-time employment and the outplacement services shall cease upon Employer's receipt of such notice;

                e. to provide Employee with additional time to exercise any Stock Options which vested on or before June 7, 2002, to September 7, 2003 or, if Employee elects a lump sum payment as provided in paragraph 2(g) herein, Employee shall have three months from the date she informs Employer of her election to exercise her vested Stock Options as provided in paragraph 2(g)(3);

               f. to pay Employee a one-time lump sum payment of Seventeen Thousand Five Hundred Dollars ($17,500), less lawful deductions, within ten days after the end of the revocation period by direct deposit;

               g. if Employee obtains employment or decides for any other reason at any time prior to the cessation of her salary continuation as provided in paragraph 2(a), Employee may elect a lump sum payment (to be paid by direct deposit within ten days of the request) of the then remaining salary continuation as provided in paragraph 2(a). If Employee makes such an election: (1) Employee's medical, dental and prescription insurance benefits as provided in paragraph 2(b) shall be discontinued, (2) Employee shall immediately become eligible for COBRA; and (3) Employee shall have three months from the date she informs Employer of her election to exercise her vested Stock Options. No deductions for benefits (pursuant to paragraph 2(b) above) will be made from the lump sum payment described in this paragraph 2(g) for any future period for which benefits have been discontinued.

          3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that she would not receive the monies and/or benefits specified in paragraph "2" above, except for her execution of this Agreement and General Release and the fulfillment of the promises contained herein.

          4. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day she executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Diane Votinelli and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to Diane Votinelli or her designee, or mailed to Diane Votinelli at Mutual Marine Office, 330 Madison Avenue, New York, New York, 10017 and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

          5. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as "Employer"), of and from any and all claims, known and unknown, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

     o   Title VII of the Civil Rights Act of 1964, as amended;

     o   The Civil Rights Act of 1991;

     o Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

     o   The Employee Retirement Income Security Act of 1974, as amended;

     o   The Immigration Reform and Control Act, as amended;

     o   The Americans with Disabilities Act of 1990, as amended;

     o   The Age Discrimination in Employment Act of 1967, as amended;

     o   The Workers Adjustment and Retraining Notification Act, as amended;

     o   The Occupational Safety and Health Act, as amended;

     o   The New York State Human Rights Act, as amended;

     o   The New York Executive Law, as amended;

     o   The New York City Administrative Code, as amended;

     o   The New York Civil Rights Act, as amended;

     o   The New York Equal Pay Law, as amended;

     o   The New York Whistleblower Law, as amended;

     o   The New York Labor Law, as amended;

     o   The New York Legal Activities Law, as amended;

     o   The New York Workers' Compensation Law, as amended;

     o   The New York occupational safety and health laws, as amended;

     o   The New York Minimum Wage Law, as amended;

     o Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

     o   Any public policy, contract, tort, or common law; or

     o Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

     o This release does not cover future claims (if any) for (1) any vested benefits under Section 502(a)(1)(B) of The Employee Retirement Income

         Security Act of 1974, as amended, to which Employee may be entitled under the terms of the Money Purchase Plan and Trust of Mutual Marine Office, Inc. and Related Companies, the Profit Sharing Plan and Trust of Mutual Marine, Inc. and Related Companies or the Mutual Marine Office, Inc. 401(k) Plan; (2) any vested benefits to which Employee may be entitled under the terms of the NYMAGIC, INC. 1991 Stock Option Plan; (3) breach of the terms of this Agreement and General Release; and (4) indemnification and reasonable defense costs in accordance with Employer's applicable by-laws if a claim is made against Employee for the period when she was an officer of Employer. The parties agree that, notwithstanding anything herein to the contrary, (1) Employee is not eligible to receive any Employer contribution under the Money Purchase, Profit Sharing or 401(k) Plan nor any additional Stock Options under the Stock Option Plan mentioned above with respect to any plan year ending after June 7, 2002; and (2) this Agreement and General Release bars any such claim.

          6. Affirmations. Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement and General Release. Employee further affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. Employee acknowledges that she is not eligible to hold any position with Employer now or in the future and, therefore, shall not apply in the future for employment with Employer.

          7. Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to her spouse, tax advisor, outplacement advisor and an attorney with whom Employee chooses to consult regarding her consideration of this Agreement and General Release or by reason of subpoena or court order by a court of competent jurisdiction. Employee agrees not to comply with the subpoena or court order which may elicit information regarding Employer in any proceeding that relates or could relate to Employer without first telefaxing a copy of the subpoena or court order to Diane Votinelli, Manager of Human Resources for NYMAGIC at (212) 551-0736, and notifying Ms. Votinelli, in writing at her office, by overnight mail, hand delivery or other means designed to provide Employer with as much advance notice as possible of: (1) the case name, jurisdiction and index, docket or other identification number or designation of the action or proceeding with in which the subpoena or order has been served; and (2) the date upon which compliance with the subpoena or order has been requested. Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard as to who brought any said complaint or charge for any claims released under paragraph 5.

          8. Successor Liability. This Agreement shall be binding upon any successor Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term "successor" as used herein shall indicate any person, firm, corporation, or other business entity which, by merger, consolidation, purchase or otherwise, on or before June 7, 2003, acquires all or substantially all the assets or business of the Employer.

          9. Lump Sum Payout. In the event that prior to June 7, 2003, NYMAGIC shall be placed into liquidation or under the supervision of a government entity, to the extent permitted by law Employee shall be entitled to receive a lump sum payment (to be paid by direct deposit within ten days of the request) of any amount then owing from the amount set forth in paragraph 2(a). The provisions in the last two sentences of paragraph 2(g) also shall then apply.

          10. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of New York without regard to its conflict of laws provision. In the event the Employee or the Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. The prevailing party of such enforcement action shall be entitled to recover reasonable costs and attorneys' fees. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

          11. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

          12. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

          13. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

          EMPLOYEE HAS BEEN ADVISED THAT SHE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

          EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH "2" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:



                                           NYMAGIC


------------------------------             By:
Paula-Jane Seidman                           ----------------------------
                                               George R. Trumbull
Date:
     -------------------------             Date:
                                                 ------------------------